CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 318 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 30, 2012, relating to the financial statements and financial highlights of Trust for Professional Managers, including The Appleton Group PLUS Fund  (the “Fund”), appearing  in the Fund’s Annual Report on Form N-CSR of Trust for Professional Managers for the year ended February 29, 2012, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
June 20, 2012